BINDING TERM SHEET

THIS TERM SHEET CONTAINS THE PRINCIPAL TERMS OF THE FINANCING AGREED TO BE ENTERED INTO BETWEEN THE LENDER AND THE BORROWER.  HOWEVER, ALTHOUGH BINDING, IT IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL TERMS OF THE TRANSACTIONS DESCRIBED HEREIN, WHICH SHALL BE CONTAINED IN DEFINITIVE AGREEMENTS TO BE ENTERED INTO BY THE PARTIES.  THE TRANSACTIONS CONTEMPLATED BY THIS BINDING TERM SHEET ARE SUBJECT TO THE SATISFACTION OR WAIVER BY THE LENDER OF THE CONDITIONS PRECEDENT SET OUT HEREIN, INCLUDING ENTERING INTO SUCH DEFINITIVE AGREEMENTS.  THIS TERM SHEET DOES NOT CONSTITUTE EITHER AN OFFER TO SELL OR AN OFFER TO PURCHASE SECURITIES.

Borrower	EPM Mining Ventures Inc. and all of its existing and future subsidiaries (collectively, the “Borrower” or the “Company”)

Lender	Lance D’Ambrosio, Theodore Botts and Daniel Basse (together with their affiliates, designees, or other third parties, collectively the “Lender”)

Term Loan	Subject to the terms and conditions herein, Lender shall loan to Borrower the principal sum of at least US$700,000 (the “Loan”).

Term
The Loan shall have a term of 24 months.  Prior to the maturity date, the Lender has the right, but not the obligation, to demand and receive payment of the Loan and all accrued interest at the time of a Subsequent Financing as defined herein.  In the event the Lender elects to be paid in full at the time of the Subsequent Financing, the Borrower shall pay the principal and accrued interest on the Loan as soon as practicable after the closing of the Subsequent Financing.

“Subsequent Financing” means the Company’s sale of any shares or other securities issued by the Company in one or a series of related transactions or debt financing occurring after the date of this Loan but before the maturity date.  In the event of a debt financing, the Lender shall have the right, but not the obligation, to either demand repayment of the principal and interest or convert the Loan to a new loan on the same terms and conditions of the new debt financing.

Interest Rate
Interest shall accrue monthly, in arrears, and shall be computed on a monthly basis at Lender’s cost of debt capital (“Lender’s Rate”) plus 850 basis points (“bps”) per annum, of the outstanding Loan amount on the basis of a 360-day year.  Lender’s Rate shall have a minimum of 200 bps for the calculation of the Interest Rate.  Lender shall provide written confirmation to Company of Lender’s Rate on a monthly basis so Borrower can properly accrue the monthly interest on the Loan.

Security
Perfected senior security interest in substantially all assets of the Company, including without limitation, all cash, cash equivalents, bank accounts, other receivables, chattel paper, contract rights, including but not limited to, to the extent permitted by the underlying licenses or leases granting such rights to the Company, inventory, instruments, documents, securities (whether or not marketable), patents, trade names, trademarks, copyrights, intellectual property, general intangibles, investment property, intercompany debt, and stock pledges of 100% of the equity of all domestic and foreign subsidiaries.  All security arrangements shall be in form and substance reasonably satisfactory to the Lender, and will include, without limitation, perfection of all deposit and securities accounts by control, and shall be accompanied by an opinion or letter of counsel to the Company containing customary assurances of validity and enforceability.

Closing Date
The Closing Date is targeted for on or about twenty (20) days following the date on which this Term Sheet is signed by the Company, but in any event not occurring until the date on which the Loan Agreement the Loan is executed and delivered, all conditions precedent are satisfied or waived by the Lender (in its sole discretion), and the Loan is funded.

Closing Conditions	Closing of the Loan shall be subject to various conditions precedent customary for transactions of this size and nature, including but not limited to:

a) Satisfactory Documentation: the Loan Agreement shall be in form and substance satisfactory to the Lender in its reasonable discretion;
b) Compliance with Laws: The Borrower shall be in compliance, in all material respects, with all applicable U.S., Canada, foreign, provincial, state and local laws and regulations;

c)  Consents and Approvals: All necessary governmental, Company Board of Directors, and any third party approvals in connection with the Loan, the transactions contemplated by the Loan, and otherwise referred to herein shall have been obtained and remain in effect;

d) Customary Closing Documents: All documents required to be delivered under the definitive financing documents shall have been delivered;

e)  No New Information: The Lender shall not have become aware of any new or inconsistent information or other matter not previously disclosed to the Lender relating to the Company or the contemplated transactions which in any event the Lender, in its reasonable judgment, deems material and adverse relative to the information or other matters previously disclosed.

Defaults	A default shall occur under any of the following circumstances:

a) Failure to make payments when due;
b) Failure to comply with or observe the affirmative covenants;

c)  Winding up, dissolution, insolvency, filing for protection under the Companies’ Creditors Arrangement Act or similar insolvency law or statute or regulation, or substantial impairment of business operations of the Company; or

d) Misrepresentation or breach of reps or warranties;

After any default has occurred: (i) the interest rates on the Loan shall be increased by 300 bps per annum with respect to the Loan; and (ii) the principal of the Loan shall be due and payable.

Prepayment
As is customary for loan transactions and investments of a similar nature, including but not limited to: (i) the net proceeds received from any non-ordinary course sale or other disposition of, and (ii) the net proceeds from any equity issuances of the Company. Prepayment of the Loan may be required by Lender, at its sole discretion and not at the Company’s discretion, as part of the Borrower’s closing of a Subsequent Financing. If Lender elects not to require prepayment of the Loan as part of a Subsequent Financing, the Loan shall be repaid in accordance with the Loan Term as defined herein.

Warrant Coverage
Lender shall receive 1,050,000 Common Share Warrants (the “Warrants”) struck at 100% above the VWAP of the Common Shares over the twenty (20) days before the signing of this Term Sheet (the “Warrant Exercise Price”).

The Warrants shall expire on the two (2) year anniversary date of the Closing Date.

Affirmative Covenants
The Agreement shall include such affirmative covenants of the Company as are typical for similar financing and such other covenants as are requested by Lender, including but not limited to maintenance of appropriate insurance coverage, entry into and maintenance of employment and non-compete agreements with key management and ownership personnel, scheduled financial reporting, and timely response to all unscheduled inquiries by the Lender.

Out-of-Pocket Expenses
Borrower shall reimburse Lender (whether or not the proposed transaction is consummated) for all out-of-pocket costs and expenses (including reasonable fees and expenses of outside legal counsel) incurred by Lender in connection with the Loan Agreement including, but not limited to costs and expenses incurred by Lender in connection with the preparation, execution and closing of this financing transaction. Such out-of-pocket expenses shall not exceed $50,000.

If Lender prevails in any action to enforce Lender’s rights under the Loan Agreement, Borrower shall reimburse Lender for any and all out-of-pocket expenses with respect to such action.

Use of Proceeds and Reporting
Proceeds from the Loan shall be used to provide for general working capital for the Company and to pay any out of pocket expenses as defined under the “Out-of-Pocket Expenses” section with respect to this transaction.

Governing Law
This Term Sheet shall be deemed to have been made in the state of Utah and shall be governed by and construed in accordance with the laws of the state of Utah and the federal laws of the United States applicable therein, without giving effect to principles of conflicts of laws. Regardless of any present or future domicile or principal place of business of the parties hereto, each such party hereby irrevocably consents and agrees that any and all claims or disputes between the parties hereto pertaining to this Term Sheet or to any matter arising out of or related to this Term Sheet shall be brought exclusively in a court of competent jurisdiction in the state of Utah. By execution and delivery of this Term Sheet, each party irrevocably submits and consents in advance to such jurisdiction in any action or suit commenced in any such court.

Transferability
The Loan and the Lender’s interest therein shall be freely transferable by the Lender to its capital partners and affiliates. Lender shall provide notice to Borrower promptly following any transfer of interests.

Representation and Warranties
The documentation for the Loan and related collateral matters shall contain such representations and warranties (limited to actual knowledge, where customary and appropriate) as are customary for loan transactions and investments of a similar nature, which may including but not be limited to, due organization and authorization; execution, delivery and enforceability of the Agreement (confirmed by legal opinions); financial condition of the Company; title to properties; liens; litigation; payment of taxes, no material adverse agreements; principal place of business of the Company; environmental related matters; other debts; leases and other material contracts; accuracy and completeness of information provided, including but not limited to accuracy and completeness of information related to the Company’s subsidiaries, affiliates, and management’s background and experience; validity, ownership, and non-impairment of intellectual property; no side agreements; no affiliate transactions; compliance with laws; no brokers; solvency; and consents and approvals reasonably required by the Lender. Any exceptions or caveats to “clean” reps and warranties shall be described in reasonable detail by the Borrower in schedules to the Agreement, and be subject to the Lender’s approval.

Indemnification
The Company shall indemnify and hold harmless the Lender and its respective affiliates and each of their respective officers, directors, employees, agents, advisors, and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, any reasonable fees and actual disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), arising out of or in connection with or by reason of the transactions contemplated hereby, except to the extent arising from an Indemnified Party’s willful misconduct and/or gross negligence. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

No Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company, any of its affiliates or any of their respective members, security holders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages) (including, without limitation, any loss of profits, business or anticipated savings) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s willful misconduct or gross negligence.

Read and agreed to by the parties:

EPM MINING VENTURES INC.	LENDER

/s/ Arthur Ditto	/s/ Lance D’Ambrosio
By: Arthur Ditto	By: Lance D’Ambrosio
Its: Chairman
/s/ Theodore Botts
By: Theodore Botts

/s/ Daniel Basse
By: Daniel Basse

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